Exhibit 99.1

News Release:

Exactech 2009 Revenue Up 10% to $177M;

Q4 Revenue Up 20% to $48.3M, EPS $0.04 includes

Charge to Earnings for Estimated DOJ Settlement

GAINESVILLE, Fla. – February 22, 2010 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, extremities, spine and biologic materials, announced today that revenue for 2009 increased 10% to $177.3 million from $161.7 million in 2008. Diluted earnings per share for the year was $0.65 based on net income of $8.3 million. This compares with net income of $11.1 million or $0.87 diluted EPS a year ago. Net income for 2009 included pre-tax legal expenses and estimated settlement costs of $7.0 million related to the ongoing Department of Justice (DOJ) inquiry. Excluding the impact of these legal expenses, 2009 net income was $13.2 million or $1.03 diluted EPS compared with $12.7 million or $0.99 diluted EPS in 2008.

2009 Fourth Quarter Highlights and Segment Performance

• Total revenue for the quarter increased 20% to $48.3 million

• Knee implant revenue increased 24% to $21.1 million

• Hip implant revenue increased 29% to $6.8 million

• Biologic & spine segment revenues remained flat at $7.0 million

• Extremity implant revenue increased 29% to $6.5 million

• Other revenues increased 17% to $7.0 million

2009 Full Year Highlights and Segment Performance

• Revenue for the year increased 10% to $177.3 million

• Knee implant revenue increased 4% to $75.8 million

• Hip implant revenue increased 18% to $26.8 million

• Biologic & spine segment revenues increased 4% to $27.4 million

• Extremity implant revenue increased 36% to $22.8 million

• Other revenues increased 6% to $24.4 million

For the fourth quarter of 2009, revenue was $48.3 million, an increase of 20% over $40.3 million for the fourth quarter last year. Net income for the fourth quarter of 2009 was down 84% to $0.5 million compared to $3.1 million for the same quarter of 2008. Diluted EPS was $0.04 for the fourth quarter of 2009 compared to $0.24 in the fourth quarter of 2008. Excluding legal costs and estimated settlement of $3.6 million associated with the ongoing DOJ inquiry, diluted EPS for the fourth quarter of 2009 was $0.25. A reconciliation of the adjusted net income and adjusted diluted EPS is included at the end of the attached financial statements.

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EXACTECH INC.

Exactech Chairman and CEO Bill Petty said, “The second half of the year resulted in excellent performance for Exactech. Exactech’s revenue growth rate strongly outpaced our peers in the second half of the year with record sales and continuing gains in market share. Among the top seven companies in our industry, we were the only one with double-digit growth in 2009.

“This year we are celebrating our 25th year in business. As we look forward, we have set in place targets and milestones that are part of our vision of being the world’s leading provider of innovative bone and joint restoration products that improve patient outcomes.

“We intend to reach these new levels through a growth strategy built on strong corporate values and our customer-centric culture. It is a strategy driven by our robust current product line as well as a pipeline of new and innovative products, market opportunities and financial and sales strategies. Our international business is growing and we continue to strengthen our position in key markets. This year we expect to roll out new shoulder and knee systems, additions to our hip line, and new biologic products.

“During the fourth quarter, we recorded a $3.6 million charge to earnings which includes anticipation of a possible settlement with the Department of Justice. While it is premature to provide details and we do not have a definitive settlement at this time, we hope this matter will be resolved in the near future,” Petty said.

Exactech President David Petty said, “During the fourth quarter, our growth was strong on both the domestic and international fronts. U.S. sales increased 11% to $32.2 million, and international sales were up 43% to $16.1 million. International sales represented 33% of total sales, compared with 28% for the same quarter last year. We recorded fourth quarter sales growth of over 20% in our hip, knee and extremity segments.

“For the full year 2009, U.S. sales increased 9% to $122.4 million, and international sales were up 11% to $54.9 million. International sales represented 31% of total sales, compared with 30% for the same quarter last year.”

Exactech CFO Jody Phillips said, “Gross margin percentage for the year decreased to 63.3% compared to 63.8% for last year primarily due to a large mix shift to international business in the fourth quarter. Total operating expenses in 2009 were $97.6 million, up 15% from $84.6 million in the comparable period last year. The increase in operating expenses was primarily due to the $4.4 million increase in DOJ inquiry related expenses and variable selling expenses. From a balance sheet perspective, we significantly strengthened the company during 2009 despite the challenging economic environment as reflected in our $5.4 million reduction in total inventory and $9.6 million reduction in total debt.

Looking forward, the company released its 2010 revenue guidance of $188-$196 million and diluted EPS of $0.90 – $0.96 on a GAAP basis and diluted EPS of $1.10-$1.16 excluding the impact of compliance and FAS123R expenses. The company is projecting approximately $2.0 million in compliance and $2.2 million in FAS123R expenses during 2010. For the first quarter of 2010, the company said it anticipates revenues of $46-$48 million and diluted EPS of $0.21-$0.23 on a GAAP basis. The foregoing statements regarding targets are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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EXACTECH INC.

Exactech will hold a conference call on Tuesday, February 23, 2010 at 10:00 a.m. Eastern Time. To participate in the call, dial 1-877-941-8416 any time after 9:50 a.m. ET on February 23. International and local callers should dial 1-480-629-9808. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=0000708C. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/0000708C.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2008

(in thousands, except share and per share amounts)

	(unaudited)	(audited)
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,889	$3,285
Trade receivables, net of allowances of $835 and $1,006	33,753	31,750
Prepaid expenses and other assets, net	2,317	2,193
Income taxes receivable	389	359
Inventories	56,417	61,866
Deferred tax assets	1,703	1,119

Total current assets	97,468	100,572

PROPERTY AND EQUIPMENT:
Land	1,895	1,231
Machinery and equipment	24,322	21,528
Surgical instruments	43,713	38,012
Furniture and fixtures	3,051	2,746
Facilities	15,517	13,551
Projects in process	1,024	2,221

Total property and equipment	89,522	79,289
Accumulated depreciation	(37,150)	(32,950)

Net property and equipment	52,372	46,339

OTHER ASSETS:
Deferred financing and deposits, net	1,159	1,594
Other investments	—	1,387
Product licenses and designs, net	6,225	3,382
Patents and trademarks, net	2,057	2,272
Customer relationships, net	1,928	2,418
Goodwill	9,811	9,556

Total other assets	21,180	20,609

TOTAL ASSETS	$171,020	$167,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,306	$13,065
Income taxes payable	525	242
Accrued expenses	11,370	5,697
Other current liabilities	1,354	1,370
Current portion of long-term debt	1,190	1,415

Total current liabilities	23,745	21,789

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,989	835
Line of credit	7,794	14,802
Long-term debt, net of current portion	5,221	7,610
Other long-term liabilities	518	869

Total long-term liabilities	15,522	24,116

Total liabilities	39,267	45,905

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value; 30,000,000 shares authorized, 12,823,778 and 12,701,809 shares issued and outstanding	128	127
Additional paid-in capital	53,475	51,223
Accumulated other comprehensive loss, net of tax	(1,461)	(1,019)
Retained earnings	79,611	71,284

Total shareholders’ equity	131,753	121,615

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$171,020	$167,520

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
NET SALES	$48,341	$40,310	$177,310	$161,730

COST OF GOODS SOLD	18,891	13,790	65,002	58,620

Gross profit	29,450	26,520	112,308	103,110

OPERATING EXPENSES:
Sales and marketing	14,376	13,920	55,318	51,263
General and administrative	7,898	3,596	21,797	16,471
Research and development	3,041	2,227	11,533	9,255
Impairment loss	—	—	—	—
Depreciation and amortization	2,287	2,157	8,930	7,569

Total operating expenses	27,602	21,900	97,578	84,558

INCOME FROM OPERATIONS	1,848	4,620	14,730	18,552

OTHER INCOME (EXPENSE):
Interest income	2	5	13	14
Interest expense	(141)	(301)	(696)	(1,110)
Other income (expense)	34	—	65	485
Foreign currency exchange (loss) gain	(76)	(154)	60	(229)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,667	4,170	14,172	17,712

PROVISION FOR INCOME TAXES	1,173	1,060	5,845	6,524

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	—	—	(98)

NET INCOME	$494	$3,110	$8,327	$11,090

BASIC EARNINGS PER SHARE	$0.04	$0.25	$0.65	$0.90

DILUTED EARNINGS PER SHARE	$0.04	$0.24	$0.65	$0.87

SHARES – BASIC	12,792	12,680	12,770	12,317

SHARES – DILUTED	12,984	12,921	12,906	12,735

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$494	$3,110	$8,327	$11,090
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	3,573	391	7,018	2,605
Income tax benefit	794	155	2,103	1,026

	2,779	236	4,915	1,579

Adjusted net income – excluding DOJ related expense	$3,273	$3,346	$13,242	$12,669

Diluted earnings per share	$0.04	$0.24	$0.65	$0.87
Adjustment of DOJ related expenses, net	0.21	0.02	0.38	0.12

Adjusted diluted earnings per share	$0.25	$0.26	$1.03	$0.99

EXACTECH INC.